UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      March 4, 2005

PACIFIC PREMIER BANCORP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-22193	33-0743196

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1600 Sunflower Ave, Second Floor, Costa Mesa, CA		92626

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     (714) 431-4000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. REGULATION FD DISCLOSURE.

The Board of Directors of Pacific Premier Bancorp, Inc., (the “Company”) on March 3, 2005, approved acceleration of the vesting of all unvested stock options previously awarded to employees, officers, and directors of the Company, effective March 4, 2005. The accelerated options were issued under the Pacific Premier Bancorp, Inc. 2000 Stock Incentive Plan (the “2000 Plan”) and the Pacific Premier Bancorp, Inc. 2004 Long-term Incentive Plan (the “2004 Plan”).  The Board took this action with the belief that it is in the best interest of shareholders as it will reduce the Company’s reported compensation expense in future periods, assuming the Financial Accounting Standard Board (the “FASB”) proposed statement “Share-Based Payment” (“FAS 123R”) is adopted as expected.  The action announced today would potentially result in the Company not being required to recognize share-based compensation expense of approximately $1.3 million from these options over their remaining vesting terms, in quarters beginning after June 15, 2005. The $1.3 million is based on valuation calculations using the Black- Scholes methodology.  As a result of the vesting acceleration, options to purchase approximately 271,000 shares of Company Common Stock (NASDAQ: PPBI) became exercisable on or after March 4, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC PREMIER BANCORP, I NC.

Dated: March 4, 2005	By:	/s/ STEVEN R. GARDNER

Steven R. Gardner
President and Chief Executive Officer